Exhibit 21.1

SUBSIDIARIES OF
TESORO LOGISTICS LP

Subsidiary	Jurisdiction of Organization
Tesoro High Plains Pipeline Company LLC	Delaware
Tesoro Logistics Operations LLC	Delaware